Exhibit 5.2

To:

Telefónica, S.A.

Distrito Telefónica, Ronda de la Comunicación, s/n

28050 Madrid (Spain)

Telefónica Emisiones, S.A.U.

Distrito Telefónica, Ronda de la Comunicación, s/n

28050 Madrid (Spain)

Madrid, 13 May 2015

TELEFÓNICA EMISIONES, S.A.U. – TELEFÓNICA, S.A.

Registration Statement on form F-3

Dear Sirs,

We have acted as Spanish counsel to Telefónica, S.A. (“Telefónica” or the “Company”), a public limited company (sociedad anónima) organized under the laws of the Kingdom of Spain, and Telefónica Emisiones, S.A.U. (“Telefónica Emisiones”), a public limited company (sociedad anónima) organized under the laws of the Kingdom of Spain, in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by Telefónica and Telefónica Emisiones on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time in one or more offerings of:

(i)	ordinary shares of Telefónica (the “Shares”), including in the form of American Depositary Shares, and rights to subscribe the Shares;

(ii)

debt securities of Telefónica Emisiones (the “Notes”), which may be issued pursuant to an indenture dated 22 May 2012 among Telefónica Emisiones, Telefónica (as guarantor) and The Bank of New York Mellon, as trustee, as supplemented from time to time (the “Indenture”); and

(iii)	guarantees of the Notes to be issued under one or more guarantee agreements to be entered into by Telefónica (the “Guarantees”).

1.	Documentation reviewed

For purposes of rendering this opinion, we have examined a copy of the following documents:

(i)	A copy of the Registration Statement;

(ii)	A copy of the Indenture, which includes a form of Guarantee and a form of Note;

(iii)	A copy of the by-laws (estatutos) of the Company, as publicly available at the web page of the Company (www.telefonica.com) on 13 May 2015;

(iv)	A copy of the by-laws (estatutos) of Telefónica Emisiones, as sent by the Commercial Registry of Madrid by e-mail on 5 May 2015, further to a request made through www.registradores.org.

(v)	The electronic informative reports obtained from www.registradores.org on 13 May 2015 in respect of the Company and Telefónica Emisiones, respectively; and

(vi)

The informative reports made available by the Ministry of Justice in its Public Registry of Insolvency Resolutions (“Registro Público de Resoluciones Concursales”) in the official web page disclosing information on insolvency declarations created by Royal Decree 685/2005, of 10 June 2005 (www.publicidadconcursal.es), obtained by electronic means on 13 May 2015 in respect of the Company and of Telefónica Emisiones, respectively.

The documents listed above shall be hereinafter jointly referred to as the “Documents”.

For purposes of issuing this opinion letter, we have made no searches or enquiries concerning the abovementioned documents and examined no contracts or documents entered into by or affecting any of the parties to the Documents, or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being examined in this opinion letter, including the Documents. Subject to the foregoing, we have reviewed all documents and Spanish laws that we have considered appropriate for the purposes of this opinion letter.

2.	Assumptions

In rendering the opinions expressed below, we have assumed:

(i)	the genuineness of all signatures, stamps and seals appearing in the Documents, and that all the signatures contained therein correspond to the signatories thereof;

(ii)	the authenticity and completeness of all Documents submitted to us as originals and the conformity with the originals and the completeness of all Documents submitted to us as copies;

(iii)	that the drafts of the Documents that have been reviewed conform with the Documents finally executed;

(iv)

that each of the parties to the Documents examined (other than the Company and Telefónica Emisiones) who is a legal entity is duly incorporated and validly existing under the laws of its country of incorporation;

(v)

that the power and authority to execute of, and the due execution by, all parties to the Documents (other than the Company and Telefónica Emisiones) and that such execution will bind such parties (other than the Company and Telefónica Emisiones) and that the performance thereof is within the capacity and powers of each of the parties thereto (other than the Company and Telefónica Emisiones);

(vi)

that all the Documents that should have been filed with the Commercial Registry by the Company have been filed at the date hereof and that a search in respect of matters which are stated therein since the date of our search would not reveal any circumstances or the filing of documents which would affect the conclusions reached herein, and the content of the informative reports issued by www.registradores.org by electronic means on 13 May 2015 accurately reflects the entries held at the Commercial Registry in relation to the Company;

(vii)

that there are no contractual or similar restrictions binding on any person which would affect the conclusions of this opinion resulting from any agreement or arrangement not being a Document specifically examined by us for purposes of this opinion and there are no arrangements between any of the parties to the Documents which modify or supersede any of the terms thereof (it being understood that we are not aware of any such agreements or arrangements);

(viii)

that there is nothing under any law (other than the laws of Spain) that affects our opinion; in particular, we assume all necessary compliance with applicable laws of the United States of America and the several States thereof;

(ix)	the absence of fraud and the presence of good faith on the part of Telefónica;

(x)

that the by-laws (“Estatutos Sociales”) of the Company which have been reviewed by us are those in force on the date hereof, and inasmuch as such by-laws have been registered with the Commercial Registry, all of its provisions are valid, legal and enforceable;

(xi)	that all the voting rights of Telefónica Emisiones belong to Telefónica and that the exclusive activity of Telefónica Emisiones is the issuance of debt and other financial instruments;

(xii)	that there are no documents, matters or events of a factual nature not disclosed to us which would affect the conclusions contained herein;

(xiii)	that all the Documents governed by the laws of a jurisdiction other than Spain constitute legal, valid, binding and enforceable obligations of the respective parties thereto under such laws;

(xiv)

that insofar as any obligation under the Documents has to be performed in, or is otherwise subject to, any jurisdiction other than Spain, it will not be illegal or ineffective by virtue of any law of, or contrary to public policy (orden público) in, that jurisdiction; and

(xv)	that the Registration Statement has been filed with the Commission.

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and, therefore, we express no opinion on any question arising under any laws other than the laws of Spain currently in force.

Legal concepts are expressed in some of the Documents in English terms and may not be identical or equivalent to those that exist under Spanish law. Therefore, this opinion may only be relied upon provided that any issues of interpretation arising from the opinion are governed by Spanish law as applied by Spanish courts.

Our involvement in the transaction described herein has been limited to our role as Spanish legal counsel to the Company and, as a consequence thereof, we assume no obligation to advise any other party to this transaction and, furthermore, we assume no obligation to advise either you or any other party of changes of law or facts that could occur after the date of the opinion, regardless of whether the change affects the legal analysis or conclusions given in this opinion.

3.	Opinion

Based upon the foregoing, and subject to the additional exceptions, limitations and qualifications set forth below, it is our opinion that:

1.

Each of the Company and Telefónica Emisiones has been duly incorporated and exists validly as a public limited company (sociedad anónima) under the laws of Spain, with full corporate power, capacity, legal right and authority to perform the business activities included in its corporate purpose.

2.	The Company has the necessary corporate power to issue the Shares and to enter into the Guarantees and Telefónica Emisiones has the necessary corporate power to issue the Notes.

3.

According to the on-line information made available by the Ministry of Justice in its Public Registry of Insolvency Resolutions (“Registro Público de Resoluciones Concursales”), and to the excerpts issued by the Commercial Registry of Madrid listed in Section 2 above, insolvency (“concurso”) has not been filed or declared in relation to the Company or Telefónica Emisiones.

4.

When the issuance of the Shares by Telefónica pursuant to a capital increase has been duly authorized by a resolution of the General Shareholders’ Meeting and, should it be the case, by the Board of Directors of Telefónica as requisite corporate action on the part of Telefónica and upon the disbursement of the Shares as resolved by the competent governing body of the Company and compliance with any applicable securities law or regulation, a capital increase public deed shall be executed, registered at the Commercial Registry of Madrid and the Shares shall be recorded with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (IBERCLEAR). By effect thereof, the Shares will be duly authorized, fully paid, non-assessable and validly issued under the existing laws of Spain.

5.

Where a capital increase that has been duly authorized by a resolution of the General Shareholders’ Meeting and, should it be the case, by the Board of Directors of Telefónica as requisite corporate action on the part of Telefónica, involves the issuance of new Shares, the existing shareholders of Telefónica shall be entitled to exercise, except as otherwise excluded by such corporate resolutions, within such period as may be granted to them for such purpose by the company’s directors, which period shall not be less than fifteen (15) days from publication of the advertisement offering the new issue for subscription in the “Official Companies Registry Gazette”, the right to subscribe for a number of Shares proportional to the nominal value of the Shares which they own. Therefore, upon the resolution of the correspondent body determining the period and compliance with applicable securities law or regulation, an advertisement offering the new issue for subscription in the “Official Companies Registry Gazette” shall be published and the rights shall be recorded with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (IBERCLEAR). By effect thereof, the rights will be duly authorized, fully paid, non-assessable and validly issued under the existing laws of Spain.

6.

When the issuance of the Notes by Telefónica Emisiones has been duly authorized by a resolution of the Board of Directors (or, should it be the case, by the sole shareholder of Telefónica Emisiones) as requisite corporate action on the part of Telefónica Emisiones and upon the disbursement of the Notes and compliance with any applicable securities law or regulation, a public deed shall be executed and registered at the Commercial Registry of Madrid. By effect thereof, the Notes will be duly authorized, fully paid, non-assessable and validly issued under the existing laws of Spain, and, to the extent governed by the laws of Spain, valid and binding obligations of Telefónica Emisiones in accordance with their own terms.

7.

The Guarantee or Guarantees that Telefónica will execute and deliver for the benefit of the holders from time to time of the Notes that Telefónica Emisiones issues, substantially in the form examined by us and included in the Indenture, when duly executed and delivered, will constitute a valid and legally binding obligation of Telefónica under the laws of Spain, enforceable in accordance with their own terms.

4.	Qualifications

The above-mentioned opinion is subject to the following qualifications:

(i)

Our opinions expressed above are subject to the effects and result of the operations involved in any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

(ii)	The information provided by www.registradores.org and the public registry of insolvency resolutions (www.publicidadconcursal.es) may not be completely accurate and/or up-to-date.

(iii)

References to “enforceable” contained in the above opinions mean that the obligations or agreements to which they refer are of a type that the Spanish courts generally enforce. However, it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, enforcement before the Spanish courts will be subject to the following:

(a)

the Spanish courts will apply the law subject to the equitable principles and may not grant enforcement in the event that they deem that a right has not been exercised in good faith or that it has been exercised in abuse of right (abuso de derecho) and will not enforce an obligation in case of fraud;

(b)	a Spanish court may issue an award of damages where specific performance is deemed impracticable;

(c)	the validity and performance of contractual obligations may not be left at the discretion of one of the contracting parties as per article 1,256 of the Civil Code;

(d)	the exercise of the rights arising from the Documents and the enforcement thereof is limited by the applicable statute of limitations; and

(e)

the availability of defences such as, without limitation, set-off, fraud, abuse in the exercise of rights, misrepresentation, force majeure, unforeseen circumstances, undue influence, duress, error, abatement and counter-claim.

This opinion is being furnished by us, as Spanish counsel to Telefónica and Telefónica Emisiones to you as a supporting document in connection with the above referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Legal matters” in the prospectus included in the Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully,

/s/ Vicente Conde Viñuelas
Vicente Conde Viñuelas